Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	James A. Smith, Chief Financial Officer	Financial Dynamics
	Electronics Boutique Holdings Corp.	Investors: Cara O’Brien/Melissa Myron
	(610) 430-8100	Media: Melissa Merrill
(212) 850-5600

ELECTRONICS BOUTIQUE REPORTS SECOND QUARTER RESULTS

~ Total Revenue Increases 23.9% ~

~ Video Game Software Sales Grow 17.8% ~

~ Comparable Store Sales Up 2.6% ~

~ Company Reiterates Outlook for Fiscal 2006 ~

WEST CHESTER, PA – August 29, 2005 – Electronics Boutique Holdings Corp. (Nasdaq: ELBO), a leading global specialty retailer of video games and related products, today announced financial results for the second quarter and six months ended July 30, 2005.

Financial Results and Company Outlook

For the second quarter of fiscal 2006, total revenue increased 23.9% to $448.3 million from $361.9 million in the comparable period last year.  Comparable store sales increased 2.6% driven primarily by continued demand for Sony’s PSP and 17.8% growth in video game software sales. Second quarter gross margin on sales was 30.3% versus 29.5% last year due to strong sales of higher-margin pre-played hardware and software and accessories.  Leading titles during the quarter included NCAA Football 2006 from Electronic Arts, Star Wars Episode III: Revenge of the Sith from Lucas Arts, and Pokemon Emerald from Nintendo.

As previously announced, during the second quarter the Company acquired a 138 store retail chain located in Spain, Jump Ordenadores S.L.U. (“Jump”), which primarily sells PCs, software, digital cameras, and related electronics products.  The Company has started to introduce new video game software and hardware and pre-played products into Jump’s stores.  As a result of the acquisition and the Company’s transition efforts, net income for the second quarter of fiscal 2006 includes a net loss of $1.0 million, or $0.04 per diluted share, related to the Jump business.

Excluding costs related to the pending merger with GameStop Corp. and the net loss associated with the Jump acquisition, net income for the second quarter of fiscal 2006 was $3.5 million, or $0.14 per diluted share.  On a GAAP basis, which includes $1.4 million of pre-tax merger related costs ($0.9 million after-tax) and the net loss of $1.0 million from the Jump business, net income for the second quarter of fiscal 2006 was $1.6 million, or $0.06 per diluted share.  This compares to net income of $3.9 million, or $0.16 per diluted share, in the same period last year.  Please see the schedule accompanying this release for the full reconciliation of GAAP to comparable basis net income and net income per share.

During the quarter, the Company added 227 new stores, including the 138 stores located throughout Spain that were acquired from Jump.  The Company ended the second quarter of fiscal 2006 with 2,280 stores compared to 1,733 at the end of the second quarter of fiscal 2005.

During the first six months of fiscal 2006, total revenue rose 30.1% to $955.4 million from $734.4 million in the comparable period last year.  Excluding costs related to the pending merger with GameStop Corp. and the net loss associated with the Jump acquisition, net income was $7.2 million, or $0.29 per diluted share.  On a GAAP basis, which includes $2.9 million of pre-tax merger related costs ($1.8 million after-tax) and a net loss of $1.0 million from the Jump business, net income for the first six months of fiscal 2006 was $4.4 million, or $0.17 per diluted share. This compares to net income of $6.9 million, or $0.28 per diluted share, in the same period last year.  Please see the schedule accompanying this release for the full reconciliation of GAAP to comparable basis net income and net income per share.

Based on results to date and current business trends, the Company reiterates its previous fiscal 2006 outlook for diluted earnings per share to range from approximately $2.34 to $2.44.  The Company’s outlook excludes the impact of the Jump acquisition or any merger related costs.

Business Update

In early August, the Company established a presence in Switzerland by acquiring PC-Joy AG, a Zurich-based retailer with nine locations that offer video games, PC games, video game hardware, computer hardware, and related accessories.

Jeffrey Griffiths, President and Chief Executive Officer, stated, “During the quarter, our team continued to execute our key business initiatives and delivered solid second quarter results that were in-line with our expectations.  In addition, the acquisition of PC-Joy in Switzerland furthers our longstanding strategy to expand into international markets and provides a new opportunity for global growth.  We look forward to leveraging our existing European infrastructure to develop a strong presence in this market.”

Pending Merger Agreement

As previously announced on April 18, 2005, Electronics Boutique and GameStop Corp. entered into a definitive agreement and plan of merger that will create a leading video game retailer with over 4,000 stores worldwide.  The waiting period under the Hart-Scott-Rodino Improvements Act expired on June 9, 2005 and the Company and GameStop are now responding to questions from the Securities and Exchange Commission regarding their S-4 registration statement and Form 10-Ks.  The merger is now expected to close in early October 2005.

Jeffrey Griffiths, President and Chief Executive Officer, stated, “We believe joining forces with GameStop will result in a compelling combination and we look forward to our future as a combined entity.  Under the assistance of our advisors, we are working closely with GameStop to help the transition move forward smoothly and we are pleased with the progress our integration teams are making.”

About Electronics Boutique Holdings Corp.

Electronics Boutique, a Fortune 1000 company, is a leading global specialty retailer dedicated exclusively to video game hardware and software, PC entertainment software, accessories and related products. As of July 30, 2005, the company operated 2,280 stores in the United States, Australia, Canada, Denmark, Finland, Germany, Italy, New Zealand, Norway, Puerto Rico, Spain and Sweden — primarily under the names EB Games and Electronics Boutique. The company operates an e-commerce website at www.ebgames.com. Additional company information is available at www.ebholdings.com.

This release contains forward-looking statements, including statements by Jeffrey Griffiths and those related to the financial performance of Electronics Boutique for the full fiscal year ending January 28, 2006, to the proposed merger with GameStop, video game industry events and trends and the impact of those events and trends on Electronics Boutique, and to growth prospects for Electronics Boutique. Forward-looking statements refer to expectations, projections and other characterizations of future events or circumstances and are often identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimated,” “continue” or comparable terminology. In addition to factors specified in Electronics Boutique’s recent filings with the Securities and Exchange Commission, there are other factors that could cause actual results to materially differ from those expressed or implied in these forward-looking statements, such as the schedule and sell-through for new hardware and software releases, consumer demand for video game hardware and software, the timing of the introduction of new generation hardware systems, pricing changes by key vendors for hardware and software and the timing of any such changes, the adequacy of supplies of new and pre-played products, currency fluctuations, increased competition and promotional activity from other retailers, and the availability of locations for, and timing of the opening of, new domestic and international stores, the fulfillment of the conditions necessary to complete the merger with GameStop, and the ability to successfully integrate Jump’s business and the operations of PC-Joy with Electronics Boutique’s existing operations. In light of the risks and uncertainties inherent in the forward-looking statements, these statements should not be regarded as a representation by Electronics Boutique or any other person that the projected results, objectives or plans will be achieved. Electronics Boutique undertakes no obligation to revise or update the forward-looking statements to reflect events or circumstances after the date hereof.

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Electronics Boutique Holdings Corp.

Consolidated Statements of Income

(Amounts in thousands, except per-share amounts)

	13 Weeks Ended		26 Weeks Ended
	July 30,	July 31,	July 30,	July 31,
	2005	2004	2005	2004

Net sales	$447,219	$360,487	$953,180	$731,451
Management fees	1,124	1,461	2,248	2,922
Total revenues	448,343	361,948	955,428	734,373

Cost of goods sold	311,628	254,302	685,988	525,456

Gross profit	136,715	107,646	269,440	208,917

Costs and expenses:
Selling, general and administrative expense	123,281	92,964	241,783	181,489
Depreciation and amortization	11,578	8,897	22,380	17,258

Operating income	1,856	5,785	5,277	10,170
Interest income, net	675	384	1,592	836

Income before income tax expense	2,531	6,169	6,869	11,006
Income tax expense	911	2,285	2,472	4,076

Net income	$1,620	$3,884	$4,397	$6,930

Net income per share:
Basic	$0.06	$0.16	$0.18	$0.29
Diluted	$0.06	$0.16	$0.17	$0.28

Weighted average shares outstanding:
Basic	25,096	23,840	24,896	24,183
Diluted	25,467	24,176	25,273	24,545

Electronics Boutique Holdings Corp.

Supplemental Information - Reconciliation of Merger Related Costs and Jump Business

(Amounts in thousands, except per-share amounts)

	13 Weeks Ended	26 Weeks Ended
	July 30,	July 30,
	2005	2005
Selling, general and administrative expense	$123,281	$241,783
Less: Merger related costs	1,389	2,885
Selling, general and administrative expense excluding merger related costs	$121,892	$238,898

Net income	$1,620	$4,397
Add: After-tax merger related costs	889	1,847
Add: Net loss of Jump business	968	968
Net income excluding merger related costs	$3,477	$7,212

Net income per share - diluted	$0.06	$0.17
Add: After-tax merger related costs per share - diluted	0.04	0.08
Add: Net loss of Spain business per share - diluted	0.04	0.04
Net income per share excluding merger related costs - diluted	$0.14	$0.29

Electronics Boutique Holdings Corp.

Selected Consolidated Balance Sheet Data

(Amounts in thousands)

	July 30,	July 31,	January 29,
	2005	2004	2005

Cash and cash equivalents	$71,169	$57,130	$94,345

Marketable securities	35,700	14,000	80,950

Merchandise inventories	273,945	220,748	291,678

Total current assets	448,359	332,332	515,636

Total assets	683,949	508,937	724,200

Accounts payable	166,404	134,874	228,825

Total current liabilities	263,624	204,977	340,214

Total liabilities	304,425	228,943	372,732

Total stockholders’ equity	379,524	279,994	351,468

Schedule 1

Electronics Boutique Holdings Corp.

Domestic Retail Sales Mix

	13 Weeks Ended	13 Weeks Ended
	July 30,	July 31,
	2005	2004

Video Game Software	59%	62%
Video Game Hardware	20%	18%
PC Software	7%	7%
Accessories	9%	10%
Other	5%	3%